EXHIBIT 99.1

Tennessee Commerce Bancorp, Inc. Announces Closing of Common Stock Offering

Franklin, Tennessee (August 11, 2010)—Tennessee Commerce Bancorp, Inc. (Nasdaq:  TNCC) announced today the closing of its underwritten public offering of 6,546,500 shares of its common stock at a price of $4.00 per share, which includes 796,500 shares of common stock  issued upon partial exercise of the underwriters’ 862,500-share over-allotment option.  Net proceeds from the offering, after deducting the underwriting discounts and commissions and estimated expenses payable by the Company, were approximately $24.2 million.  Macquarie Capital (USA) Inc. served as sole-book running manager and Sterne, Agee & Leach, Inc., FIG Partners, LLC and Odeon Capital Group LLC served as co-managers for the offering.

The Company currently intends to use the net proceeds from the offering to fund organic growth, to enhance its depository franchise and for general corporate purposes, including to repay $8.75 million of existing indebtedness at the parent level.  The Company currently expects to contribute a portion of the net proceeds to its subsidiary, Tennessee Commerce Bank, which would use those proceeds as capital and for general corporate purposes.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on serving the financial needs of businesses. Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis.  Tennessee Commerce Bancorp, Inc.’s stock is traded on the NASDAQ Global Market under the symbol TNCC.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The offering was made only by means of a prospectus which is a part of the Company’s effective registration statement previously filed with the Securities and Exchange Commission.  A copy of the prospectus may be obtained from Macquarie Capital (USA) Inc., Attn: Prospectus Department, 125 West 55th St, 22nd Floor, New York, NY 10019, or by calling 212.231.6493 or by e-mailing us.prospectus@macquarie.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding the use of proceeds. We caution you not to place undue reliance on the forward-looking statements contained in this press release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors, including, without limitation, those factors as set forth in our filings with the SEC. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.